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                                                                      EXHIBIT 11

                BRUSH ENGINEERED MATERIALS INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

                                                                 FIRST QUARTER ENDED
                                                              --------------------------
                                                                MAR 29         MAR 30
                                                                 2001           2000
                                                              -----------    -----------
Basic:
  Average shares outstanding................................   16,467,368     16,206,038
                                                              ===========    ===========
  Net income................................................  $ 6,206,000    $ 2,249,000
  Per share amount..........................................  $      0.38    $      0.14
                                                              ===========    ===========
Diluted:
  Average shares outstanding................................   16,467,368     16,206,038
  Dilutive stock options based on the treasury stock method
     using average market price.............................      210,399        108,480
                                                              -----------    -----------
          Totals............................................   16,677,767     16,314,518
                                                              ===========    ===========
  Net income................................................  $ 6,206,000    $ 2,249,000
  Per share amount..........................................  $      0.37    $      0.14
                                                              ===========    ===========

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